Exhibit 99.1

CorMedix Inc. Reports First Quarter 2022 Financial Results and Provides Business Update

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – May 12, 2022 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the first quarter ended March 31, 2022 and provided an update on recent business events.

Recent Corporate Highlights:

●	CorMedix announced on March 28 that the resubmission of the DefenCath NDA has been accepted for filing by the FDA as a complete Class 2 response, with a six-month review cycle. In addition, our third-party manufacturer was notified that FDA will conduct an inspection during the review period.

●	CorMedix announced on April 7 that the Company formed a new Scientific Advisory Board to support commercialization of DefenCath as well as pipeline development.

●	CorMedix announced on May 12 several updates to the leadership team, including that Joe Todisco officially joined the organization as CEO on May 10 and that CorMedix has hired a new Head of Global Quality and an experienced Supply Chain leader.

●	CorMedix also announced on May 12 that the Company will begin the process of winding down its European operations and will discontinue the distribution of Neutrolin in the EU as CorMedix intends to focus near-term efforts on securing NDA approval for, and commercialization of, DefenCath in the US market.

●	Cash and short-term investments, excluding restricted cash, at March 31, 2022 amounted to $61.7 million.

Joe Todisco, CorMedix CEO, commented, “We are very pleased to share the updates this week regarding the business and plans for commercialization. If approved by FDA, DefenCath has the potential to meaningfully improve patient outcomes while also having an impact on the health equity disparity that is pervasive in our healthcare system. We look forward to providing additional updates as we aim to deliver on our commitment to these patients.”

First Quarter 2022 Financial Highlights

For the first quarter of 2022, CorMedix recorded a net loss of $7.0 million, or $0.18 per share, compared with a net loss of $7.2 million, or $0.20 per share, in the first quarter of 2021, a decrease of $0.2 million, driven by a decrease in operating expenses.

Operating expenses in the first quarter 2022 were $7.0 million, compared with $7.2 million in the first quarter of 2021, a decrease of approximately 3%.  The decrease was driven by lower R&D expense, which decreased by 13% to $2.3 million, primarily due to net decreases in personnel expenses and non-cash charges for stock-based compensation, offset by an increase in costs related to the manufacturing of DefenCath prior to its potential marketing approval. SG&A expenses increased approximately 3% to $4.8 million, primarily driven by increased legal fees mainly due to the securities litigation, and an increase in personnel expenses, partially offset by a decrease in non-cash charges for stock-based compensation, and reduced costs related to market research in preparation for the potential approval of DefenCath.

The Company reported cash and short-term investments of $61.7 million at March 31, 2022, excluding restricted cash. The Company believes that it has sufficient resources to fund operations at least through the first half of 2023.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, May 12, 2022, at 4:30PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Thursday, May 12th @ 4:30pm ET
Domestic:	1-877-423-9813
International:	1-201-689-8573
Conference ID:	13729290
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon the anticipated approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis if the NDA is approved, which will add an additional six months of marketing exclusivity once the study is completed. The company received a Complete Response Letter from FDA stating that the original NDA could not be approved until satisfactory resolution of deficiencies at the contract manufacturing facility, including in-process controls for the filling operation. We believe the deficiencies have been addressed in the resubmitted NDA that has been accepted for filing by FDA. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; our ability to address the deficiencies identified at our CMO in connection with the manufacture of DefenCath; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576

CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Revenue
Net sales	$7,636	$88,261
Cost of sales	(1,527)	(61,339)
Gross profit	6,109	26,922
Operating Expenses
Research and development	(2,287,587)	(2,636,332)
Selling, general and administrative	(4,750,883)	(4,601,108)
Total operating expenses	(7,038,470)	(7,237,440)
Loss from Operations	(7,032,361)	(7,210,518)
Other Income (Expense)
Total other expense	(1,833)	(6,420)
Net Loss	(7,034,194)	(7,216,938)
Other Comprehensive Gain (Loss)
Total other comprehensive loss	(37,209)	(3,180)
Comprehensive Loss	$(7,071,403)	$(7,220,118)
Net Loss Per Common Share – Basic and Diluted	$(0.18)	$(0.20)
Weighted Average Common Shares Outstanding – Basic and Diluted	38,247,059	36,328,928

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Cash, cash equivalents and restricted cash	$45,620,311	$53,551,277
Short-term investments	$16,298,169	$12,149,003
Total Assets	$64,933,500	$68,945,576

Total Liabilities	$5,064,321	$6,147,509
Accumulated deficit	$(252,693,275)	$(245,659,081)
Total Stockholders’ Equity	$59,869,179	$62,798,067

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(7,034,194)	$(7,216,938)
Net cash used in operating activities	(6,744,342)	(6,690,812)

Cash Flows Used in Investing Activities:
Net cash used in investing activities	(4,187,661)	(526,018)
Cash Flows from Financing Activities:
Net cash provided by financing activities	3,004,216	41,580,559
Net (Decrease) Increase in Cash and Cash Equivalents	(7,930,966)	34,356,166
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	53,551,277	42,096,783
Cash and Cash Equivalents and Restricted Cash - End of Period	$45,620,311	$76,452,949